Exhibit 99

1700 Broadway, Suite 2300 Denver, CO 80290‑2300 Phone: 303‑837‑1661 FAX: 303‑861‑4023

News Release

Company Contact: Eric K. Hagen	October 30, 2018
Title: Vice President, Investor Relations	For immediate release
Phone: 303‑837‑1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces Third Quarter 2018

Financial and Operating Results

•	Q3 2018 Net Cash Provided by Operating Activities of $264 Million Exceeded Capital Expenditures by $56 Million; Q3 2018 Discretionary Cash Flow Exceeded Capital Expenditures by $90 Million
•	Q3 2018 Diluted Earnings per Share of $1.32 and Adjusted Earnings per Share of $0.92
•	Q3 2018 Production Averaged 128,680 BOE/d, a 13% Increase Year-over-Year and a 2% Increase over Second Quarter 2018
•	DD&A per BOE below Low End of Guidance, G&A Expense per BOE and LOE per BOE at Low End of Guidance
•	Company Added Crude Oil Hedges and Fixed Differential Crude Oil Marketing Contracts

DENVER – October 30, 2018 – Whiting’s (NYSE: WLL) production in the third quarter 2018 totaled 11.8 million barrels of oil equivalent (MMBOE), comprised of 83% crude oil/natural gas liquids (NGLs). Third quarter 2018 production averaged 128,680 barrels of oil equivalent per day (BOE/d). Capital expenditures for the third quarter 2018 totaled  $207 million. Third quarter 2018 net cash provided by operating activities of $264 million exceeded capital expenditures by $56 million, and third quarter 2018 discretionary cash flow of $297 million exceeded capital expenditures by $90 million. Depreciation, depletion and amortization (DD&A) of $16.64 per BOE came in below the low end of guidance which called for $17.25 per BOE at the midpoint. General and administrative (G&A) expense of $2.69 per BOE came in at the low end of guidance which called for $2.75 per BOE at the midpoint. Lease operating expense (LOE) of $7.81 per BOE came in at the low end of guidance which called for $7.95 per BOE at the midpoint.

As detailed later in the press release, Whiting entered into crude oil hedges for 2019 that cover 9.9 million barrels of oil (MMBbl) with costless collars that have an average weighted NYMEX floor price of $51.21 per barrel and an average weighted NYMEX ceiling price of $77.14 per barrel. Also, to reduce basis differential risk the Company has entered into crude oil marketing contracts that cover 10 thousand barrels per day (MBbl/d) through year-end 2018 at an average price of NYMEX less $1.75 and 10 MBbl/d through August 2019 at an average price of NYMEX less $2.00.

Operating and Financial Results

The following table summarizes the operating and financial results for the third quarter of 2018 and 2017, including non-cash charges recorded during those periods:

	Three Months Ended
	September 30,
	2018	2017
Production (MBOE/d) (1)	128.68	114.35
Net cash provided by operating activities-MM	$263.8	$99.3
Discretionary cash flow-MM (2)	$296.9	$147.9
Realized price ($/BOE)	$42.60	$31.25
Total operating revenues-MM	$566.7	$324.2
Net income (loss) attributable to common shareholders‑MM (3)	$121.4	$(286.4)
Per basic share (4)	$1.33	$(3.16)
Per diluted share (4)	$1.32	$(3.16)
Adjusted net income (loss) attributable to common shareholders‑MM (5)	$84.7	$(50.1)
Per basic share (4)	$0.93	$(0.55)
Per diluted share (4)	$0.92	$(0.55)

(1)    Third quarter 2017 includes 5,915 BOE/d from properties that have since been divested.

(2)    A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.

(3)    Net income (loss) attributable to common shareholders includes $41 million of pre-tax, non-cash derivative gains and $35 million of pre-tax, non-cash derivative losses for the three months ended September 30, 2018 and 2017, respectively.

(4)    All per share amounts have been retroactively adjusted for the 2017 period to reflect the Company’s one-for-four reverse stock split in November 2017.

(5)    A reconciliation of net income (loss) attributable to common shareholders to adjusted net income (loss) attributable to common shareholders is included later in this news release.

The following table summarizes the first nine months operating and financial results for 2018 and 2017, including non-cash charges recorded during those periods:

	Nine Months Ended
	September 30,
	2018	2017
Production (MBOE/d) (1)	127.31	114.78
Net cash provided by operating activities-MM	$807.0	$290.4
Discretionary cash flow-MM (2)	$856.4	$469.8
Realized price ($/BOE)	$42.22	$32.48
Total operating revenues-MM	$1,608.2	$1,007.0
Net income (loss) attributable to common shareholders‑MM (3)	$138.5	$(439.4)
Per basic share (4)	$1.52	$(4.85)
Per diluted share (4)	$1.51	$(4.85)
Adjusted net income (loss) attributable to common shareholders‑MM (5)	$225.7	$(169.6)
Per basic share (4)	$2.48	$(1.87)
Per diluted share (4)	$2.46	$(1.87)

(1)    The nine months ended September 30, 2017 includes 7,320 BOE/d from properties that have since been divested.

(2)    A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.

(3)    Net income (loss) attributable to common shareholders includes $37 million and $58 million of pre-tax, non-cash derivative losses for the nine months ended September 30, 2018 and 2017, respectively.

(4)    All per share amounts have been retroactively adjusted for the 2017 period to reflect the Company’s one-for-four reverse stock split in November 2017.

(5)    A reconciliation of net income (loss) attributable to common shareholders to adjusted net income (loss) attributable to common shareholders is included later in this news release.

Bradley J. Holly, Whiting’s President, Chairman and CEO, commented, “The Whiting team generated strong third quarter discretionary cash flow by maintaining a focus on cost control. LOE and G&A per BOE came in at the low end of guidance and capital expenditures were in line with expectations. This resulted in another quarter where operating cash flow significantly exceeded capex. Over the previous four quarters, operating cash flows of $1,094 million exceeded capital expenditures by $325 million. Heading into the current quarter, we anticipate strong value creation as our production is forecast to increase approximately 5% sequentially and capital expenditures are projected to decrease significantly from third quarter levels. Also, as detailed in the operating highlights below, Whiting’s teams continue to lead the industry in the application of optimized completions.  Their efforts have been a key factor in our ability to expand top-tier results outside the established core of the Bakken.”

Operations Update

In the third quarter 2018, total net production for the Company averaged 128,680 BOE/d. The Bakken/Three Forks plays in the Williston Basin averaged 106,835 BOE/d. The Redtail Niobrara/Codell plays in the DJ Basin averaged 21,240 BOE/d. Whiting drilled 34 wells in the Williston Basin area and no wells in the Redtail area during the quarter. The Company put 45 wells on production in the Williston Basin and no wells on production at Redtail during the quarter.

In the Sanish area, the Bartelson drilling spacing unit (DSU) further confirms the high productivity achieved by newer generation completions. Three new Bartelson Bakken wells were completed with Whiting’s latest generation (Generation 4.0) optimized completion approach and have produced an average of 51 MBOE per well over the first 45 days. This represents an 83%  increase compared to the legacy Bakken well in the DSU.  Also in the Sanish area, the previously announced six-well McNamara DSU infill project has reached payout in only 16 months and is projected to deliver a 108% rate of return at a $65 NYMEX oil price.

In the north Hidden Bench Tarpon area, the 14-well pinwheel pad demonstrates Whiting’s ability to conduct large scale, Generation 4.0 completions in an area with geographical and regulatory constraints. By utilizing innovative wellbore planning and extended reach laterals, reserves of oil and gas are now being produced that would have been inaccessible with conventional Bakken spacing. The pad was completed between July and September of 2018 and the average well tested at a 24-hour rate of 2,614 BOE/d.

In the Foreman Butte area, permitting is moving forward on the Company’s recently acquired acreage. The first wells are scheduled to spud in early 2019. This acreage has the potential to add over 100 additional high-productivity wells to Whiting’s development inventory. In July 2018, Whiting completed the Loken wells located in southern Hidden Bench, which is adjacent to the Foreman Butte area. The wells were completed in the Middle Bakken formation and have produced an average of 100 MBOE per well over the first 90 days. In September 2018, a third-party operator tested a well on the eastern boundary of Whiting’s acreage at a 24-hour oil rate of 2,724 barrels of oil per day. Whiting holds a 46% working interest in the well. These strong results further validate the potential for advanced completion approaches to deliver top-tier results in the Foreman Butte area.

Whiting plans to test Generation 4.0 completions in its Wildrose and Cassandra areas, located primarily in Williams County, in late 2018. Both areas are unique ‘halo’ plays that lie outside the established core and require optimized completion approaches to unlock their potential to deliver superior results. Through a combination of fracture model simulation and findings from recent tracer studies, Whiting has gained insights into the most efficient completion approach for each area. The tests position Whiting for development in these areas, which represent over 230 net future drilling locations.

Third Quarter 2018 Capital Expenditures Summary

During the third quarter 2018, Whiting’s capital expenditures totaled $207 million. This includes $5 million for non-operated drilling and completion, $2 million for land and $3 million for facilities.

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended September 30, 2018 and 2017:

	Three Months Ended
	September 30,
	2018	2017	Change
Production
Oil (MMBbl)	7.91	7.05	12%
NGLs (MMBbl)	1.91	1.77	8%
Natural gas (Bcf)	12.09	10.21	18%
Total equivalent (MMBOE) (1)	11.84	10.52	13%
Average sales price
Oil (per Bbl):
Price received	$64.70	$41.03	58%
Effect of crude oil hedging (2)	(7.88)	0.66
Realized price (3)	$56.82	$41.69	36%
Weighted average NYMEX price (per Bbl) (4)	$69.52	$48.24	44%
NGLs (per Bbl):
Realized price	$22.22	$12.06	84%
Natural gas (per Mcf):
Realized price	$1.02	$1.32	(23%)
Weighted average NYMEX price (per MMBtu) (4)	$2.88	$2.89	(0.3%)

(1)    Third quarter 2017 includes 5,915 BOE/d from properties that have since been divested.

(2)    Whiting paid $62 million and received $5 million in pre-tax cash settlements on its crude oil hedges during the third quarter of 2018 and 2017, respectively. A summary of Whiting’s outstanding hedges is included later in this news release.

(3)    Whiting’s realized price was reduced by $1.30 per Bbl and $2.46 per Bbl in the third quarter of 2018 and 2017, respectively, due to the Redtail deficiency payment. The remaining contract ends in April 2020.

(4)    Average NYMEX prices weighted for monthly production volumes.

Third Quarter and First Nine Months 2018 Costs and Margins

A summary of production and cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(per BOE, except production)
Production (MMBOE)	11.84	10.52	34.76	31.33

Sales price, net of hedging	$42.60	$31.25	$42.22	$32.48
Lease operating expense	7.81	8.61	7.91	8.53
Production tax	3.93	2.61	3.67	2.76
Cash general & administrative	2.34	2.26	2.44	2.35
Exploration	0.31	0.67	0.39	0.62
Cash interest expense	3.44	3.80	3.64	3.85
Cash income tax benefit	-	(0.30)	-	(0.20)
	$24.77	$13.60	$24.17	$14.57

Outlook for Fourth Quarter and Full-Year 2018

The following table provides guidance for the fourth quarter and full-year 2018 based on current forecasts, including Whiting’s full-year 2018 capital budget of $750 million:

Guidance
	Fourth Quarter	Full Year
	2018	2018
Production (MMBOE)	12.2 - 12.6	47.0 - 47.4
Lease operating expense per BOE	$ 7.60 - $ 8.00	$ 7.70 - $ 8.00
General and administrative expense per BOE	$ 2.60 - $ 2.90	$ 2.60 - $ 2.90
Interest expense per BOE	$ 3.70 - $ 4.10	$ 4.00 - $ 4.40
Depreciation, depletion and amortization per BOE	$16.00 - $17.00	$16.00 - $17.00
Production taxes (% of sales revenue)	8.1% - 8.5%	7.8% - 8.2%
Oil price differential to NYMEX per Bbl (1)	($6.50) - ($7.50)	($4.75) - ($5.75)
Gas price differential to NYMEX per Mcf	($1.50) - ($2.00)	($1.50) - ($2.00)

(1)    Does not include the effects of NGLs.

Commodity Derivative Contracts

Whiting is 69% hedged for 2018 as a percentage of September 2018 production.

The following summarizes Whiting’s crude oil hedges as of October 1, 2018:

			Weighted Average NYMEX Price (per Bbl)	As a Percentage of September 2018 Oil Production
Derivative Instrument	Hedge Period	Contracted Crude (Bbls per Month)

Three-way collars (1)	2018		Sub-Floor/Floor/Ceiling
	Q4	1,450,000	$37.07 - $47.07 - $57.30	54.0%

Swaps	2018		Fixed Price
	Q4	400,000	$61.74	14.9%

Collars	2019		Floor/Ceiling
	Q1	1,100,000	$50.91 - $75.55	41.0%
	Q2	1,100,000	$50.91 - $75.55	41.0%
	Q3	550,000	$51.82 - $80.33	20.5%
	Q4	550,000	$51.82 - $80.33	20.5%

(1)    A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

Selected Operating and Financial Statistics

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Selected operating statistics:
Production
Oil, MBbl	7,911	7,053	23,362	21,261
NGLs, MBbl	1,912	1,766	5,610	5,032
Natural gas, MMcf	12,093	10,211	34,703	30,249
Oil equivalents, MBOE (1)	11,839	10,520	34,756	31,335
Average prices
Oil per Bbl (excludes hedging)	$64.70	$41.03	$61.99	$41.73
NGLs per Bbl	$22.22	$12.06	$20.32	$13.33
Natural gas per Mcf	$1.02	$1.32	$1.32	$1.75
Per BOE data
Sales price (including hedging)	$42.60	$31.25	$42.22	$32.48
Lease operating	$7.81	$8.61	$7.91	$8.53
Production taxes	$3.93	$2.61	$3.67	$2.76
Depreciation, depletion and amortization	$16.64	$20.23	$16.81	$21.49
General and administrative	$2.69	$2.86	$2.73	$2.96
Selected financial data:
(In thousands, except per share data)
Total operating revenues	$566,695	$324,191	$1,608,181	$1,007,023
Total operating expenses	$397,330	$805,145	$1,290,855	$1,622,197
Total other expense, net	$47,965	$47,776	$178,794	$144,211
Net income (loss) attributable to common shareholders	$121,400	$(286,432)	$138,532	$(439,370)
Income (loss) per common share, basic (2)	$1.33	$(3.16)	$1.52	$(4.85)
Income (loss) per common share, diluted (2)	$1.32	$(3.16)	$1.51	$(4.85)
Weighted average shares outstanding, basic (2)	90,967	90,698	90,934	90,678
Weighted average shares outstanding, diluted (2)	91,823	90,698	91,862	90,678
Net cash provided by operating activities	$263,756	$99,343	$807,036	$290,406
Net cash provided by (used in) investing activities	$(315,132)	$238,586	$(717,432)	$277,600
Net cash provided by (used in) financing activities	$48,950	$(350,000)	$(954,796)	$(630,059)

(1)    The three and nine months ended September 30, 2017 include 5,915 BOE/d and 7,320 BOE/d, respectively, from properties that have since been divested.

(2)    All share and per share amounts have been retroactively adjusted for the 2017 periods to reflect the Company’s one-for-four reverse stock split in November 2017.

Selected financial data:	Twelve Months Ended
(In thousands)	September 30, 2018
Net cash provided by operating activities	$1,093,739
Net cash used in investing activities	$(921,635)
Net cash used in financing activities	$(169,089)

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10‑Q for the quarter ended September 30, 2018 to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$14,187	$879,379
Accounts receivable trade, net	315,929	284,214
Prepaid expenses and other	22,617	26,035
Total current assets	352,733	1,189,628
Property and equipment:
Oil and gas properties, successful efforts method	11,994,921	11,293,650
Other property and equipment	134,663	134,524
Total property and equipment	12,129,584	11,428,174
Less accumulated depreciation, depletion and amortization	(4,809,558)	(4,244,735)
Total property and equipment, net	7,320,026	7,183,439
Other long-term assets	36,580	29,967
TOTAL ASSETS	$7,709,339	$8,403,034
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$-	$958,713
Accounts payable trade	77,495	32,761
Revenues and royalties payable	184,343	171,028
Accrued capital expenditures	74,757	69,744
Accrued interest	35,183	40,971
Accrued liabilities and other	109,399	118,815
Taxes payable	38,494	28,771
Derivative liabilities	106,255	132,525
Total current liabilities	625,926	1,553,328
Long-term debt	2,835,128	2,764,716
Asset retirement obligations	147,941	129,206
Other long-term liabilities	36,491	36,642
Total liabilities	3,645,486	4,483,892
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 225,000,000 shares authorized; 92,130,240 issued and 90,967,365 outstanding as of September 30, 2018 and 92,094,837 issued and 90,698,889 outstanding as of December 31, 2017	92	92
Additional paid-in capital	6,411,669	6,405,490
Accumulated deficit	(2,347,908)	(2,486,440)
Total equity	4,063,853	3,919,142
TOTAL LIABILITIES AND EQUITY	$7,709,339	$8,403,034

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
OPERATING REVENUES
Oil, NGL and natural gas sales	$566,695	$324,191	$1,608,181	$1,007,023
OPERATING EXPENSES
Lease operating expenses	92,461	90,615	274,763	267,277
Production taxes	46,509	27,499	127,653	86,621
Depreciation, depletion and amortization	197,006	212,846	584,219	673,288
Exploration and impairment	11,030	17,657	39,011	63,793
General and administrative	31,901	30,084	94,982	92,644
Derivative loss, net	21,063	30,867	177,210	47,281
Loss on sale of properties	230	398,752	1,716	401,050
Amortization of deferred gain on sale	(2,870)	(3,175)	(8,699)	(9,757)
Total operating expenses	397,330	805,145	1,290,855	1,622,197
INCOME (LOSS) FROM OPERATIONS	169,365	(480,954)	317,326	(615,174)
OTHER INCOME (EXPENSE)
Interest expense	(48,328)	(47,693)	(149,558)	(143,641)
Loss on extinguishment of debt	-	-	(31,968)	(1,540)
Interest income and other	363	(83)	2,732	970
Total other expense	(47,965)	(47,776)	(178,794)	(144,211)
INCOME (LOSS) BEFORE INCOME TAXES	121,400	(528,730)	138,532	(759,385)
INCOME TAX BENEFIT
Current	-	(3,161)	-	(6,367)
Deferred	-	(239,137)	-	(313,634)
Total income tax benefit	-	(242,298)	-	(320,001)
NET INCOME (LOSS)	121,400	(286,432)	138,532	(439,384)
Net loss attributable to noncontrolling interests	-	-	-	14
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$121,400	$(286,432)	$138,532	$(439,370)
INCOME (LOSS) PER COMMON SHARE (1)
Basic	$1.33	$(3.16)	$1.52	$(4.85)
Diluted	$1.32	$(3.16)	$1.51	$(4.85)
WEIGHTED AVERAGE SHARES OUTSTANDING (1)
Basic	90,967	90,698	90,934	90,678
Diluted	91,823	90,698	91,862	90,678

(1)    All share and per share amounts have been retroactively adjusted for the 2017 periods to reflect the Company’s one-for-four reverse stock split in November 2017.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Income (Loss) Attributable to Common Shareholders to

Adjusted Net Income (Loss) Attributable to Common Shareholders

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss) attributable to common shareholders	$121,400	$(286,432)	$138,532	$(439,370)
Adjustments:
Amortization of deferred gain on sale	(2,870)	(3,175)	(8,699)	(9,757)
Loss on sale of properties	230	398,752	1,716	401,050
Impairment expense	7,302	10,624	25,612	44,270
Loss on extinguishment of debt	-	-	31,968	1,540
Total measure of derivative loss reported under U.S. GAAP	21,063	30,867	177,210	47,281
Total net cash settlements received (paid) on commodity derivatives during the period	(62,409)	4,598	(140,625)	10,656
Tax impact of adjustments above	-	(164,742)	-	(184,650)
Tax impact of Section 382 limitation on net operating losses and tax credits	-	(40,624)	-	(40,624)
Adjusted net income (loss) attributable to common shareholders (1)	$84,716	$(50,132)	$225,714	$(169,604)

Adjusted net income (loss) attributable to common shareholders per share, basic (2)	$0.93	$(0.55)	$2.48	$(1.87)
Adjusted net income (loss) attributable to common shareholders per share, diluted (2)	$0.92	$(0.55)	$2.46	$(1.87)

(1)    Adjusted Net Income (Loss) Attributable to Common Shareholders is a non-GAAP financial measure. Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis. In addition, management believes that Adjusted Net Income (Loss) Attributable to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted Net Income (Loss) Attributable for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

(2)    All per share amounts have been retroactively adjusted for the 2017 periods to reflect the Company’s one-for-four reverse stock split in November 2017.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow and Discretionary Cash Flow in Excess of Capital Expenditures

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$263,756	$99,343	$807,036	$290,406
Operating cash outflow for settlement of commodity derivative contract	-	-	61,036	-
Exploration	3,728	7,033	13,399	19,523
Changes in working capital	29,457	41,490	(25,022)	159,874
Discretionary cash flow (1)	296,941	147,866	856,449	469,803
Capital expenditures	(207,278)	(321,203)	(597,672)	(741,672)
Discretionary cash flow in excess of capital expenditures (1)	$89,663	$(173,337)	$258,777	$(271,869)

Reconciliation of Net Cash Provided by Operating Activities to

Operating Cash Flow in Excess of Capital Expenditures

(in thousands)

	Three Months Ended	Twelve Months Ended
	September 30, 2018	September 30, 2018
Net cash provided by operating activities	$263,756	$1,093,739
Capital expenditures	(207,278)	(768,429)
Operating cash flow in excess of capital expenditures (1)	$56,478	$325,310

(1)    Discretionary cash flow, discretionary cash flow in excess of capital expenditures, and operating cash flow in excess of capital expenditures are non-GAAP measures. Such measures are presented because management believes they provide useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Such measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Wednesday, October 31, 2018 at 11:00 a.m. ET (10:00 a.m. CT, 9:00 a.m. MT) to discuss Whiting’s third quarter 2018 financial and operating results. Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10125055. Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328‑5506 (U.S.), (866) 450‑4696 (Canada) or (412) 317‑5422 (International) to be connected to the call. Presentation slides will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Wednesday, October 31, 2018 and continuing through Wednesday, November 7, 2018. You may access this replay at (877) 344‑7529 (U.S.),

855‑669‑9658 (Canada) or (412) 317‑0088 (International) and enter the pass code 10125055.  You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that develops, produces, acquires and explores for crude oil, natural gas and natural gas liquids primarily in the Rocky Mountains region of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and Montana and the Niobrara play in northeast Colorado. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in or extended periods of low oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; the potential impact of changes in laws, including tax reform, that could have a negative effect on the oil and gas industry; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10‑K for the period ended December 31, 2017.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.